Exhibit 1.11

CERTIFICATE OF INCORPORATION
OF
[INSERT NAME]

UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

     I, the undersigned natural person of the age of eighteen years or more, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

FIRST:

     The name of the corporation is [INSERT NAME].

SECOND:

     The purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD:

     The office of the corporation is to be located in the County of New York, State of New York.

FOURTH:

     The aggregate number of shares which this corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of which are to have a par value of One Dollar ($1.00).

FIFTH:

     The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

SIXTH:

     The name and address of the registered which is to be the agent of the corporation upon whom process against it may be served, are C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

SEVENTH:

     The period of the duration of the corporation is perpetual.

EIGHTH:

     The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

NINTH:

     This corporation shall indemnify any officer or director, or any former officer or director, of this corporation to the fullest extent permitted by law.

TENTH:

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator thereof this 29th day of April, 2002, and affirms that the statements contained therein as true under penalties of perjury.

	,	Incorporator
Address:

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